Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan, of our reports dated March 10, 2016, with respect to the consolidated financial statements of Vringo, Inc. and Subsidiaries as of December 31, 2015, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 Annual Report on Form 10-K of Vringo, Inc. and Subsidiaries.

/s/ CohnReznick LLP

Jericho, New York

March 17, 2016